EXHIBIT 14(a)(1)(ii)
                                                                     Page 1 of 2

[KPMG LOGO]
Suite 2800
Two First Union Center
Charlotte, NC  28282-8290

                         Independent Accountants' Report

The Board of Directors
First Union National Bank:

We have examined management's assertion about First Union National Bank's Commercial Loan Servicing Division's (the Bank) compliance with the minimum servicing standards set forth in the Mortgage Bankers Association of America's (MBA's) Uniform Single Attestation Program for Mortgage Bankers (USAP), except for minimum servicing standards V.4. and VI.1., which the MBA has interpreted as being inapplicable to the servicing of commercial and multifamily loans, as of and for the year ended December 31, 1998 included in the accompanying management assertion. Management is responsible for the Bank's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Bank's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Bank's compliance with the applicable minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank's compliance with the applicable minimum servicing standards.

In our opinion, management's assertion that the Bank has complied in all material respects with the aforementioned applicable minimum servicing standards as of and for the year ended December 31, 1998 is fairly stated, in all material respects.


/s/ KPMG LLP


March 8, 1999

First Union National Bank
NC0121
Structured Products Servicing
Charlotte Plaza, Floor 23
201 South College Street
Charlotte, North Carolina  29288-0121
704 374-2487
Fax 704 383-9862

                             MANAGEMENT'S ASSERTION

As of and for the year ended December 31, 1998, First Union National Bank's Commercial Loan Servicing Division (the Bank) has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's (MBA's) Uniform Single Attestation Program for Mortgage Bankers (USAP), except for minimum servicing standards V.4. and VI.1., which the MBA has interpreted as being inapplicable to the servicing of commercial and multifamily loans. As of and for the same periods, the Bank had in effect fidelity bond and errors and omissions policies in the amount of $200 million and $20 million, respectively.


   /s/ Timothy S. Ryan                                         March 8, 1999
   -----------------------------                               -------------
       Timothy S. Ryan                                              Date
       Vice President


   /s/ John M. Church                                          March 8, 1999
   -----------------------------                               -------------
       John M. Church                                               Date
       Senior Vice President